Exhibit 10.4(d)
October 4, 2011

Mr. Norman E. Johnson
Chairman and CEO
CLARCOR Inc.
840 Crescent Centre Dr.
Suite 600
Franklin, TN 37067

Re: Succession Planning

Dear Norm:

This letter reflects your recent discussions with the CLARCOR Inc. (CLARCOR) Board of Directors (Board) about succession planning for your eventual retirement. Effective December 13, 2011: (1) you will resign as President and Chief Executive Officer of CLARCOR and from all other offices and directorships you may hold in CLARCOR's subsidiaries, and (2) you will continue your employment as CLARCOR's Executive Chairman of the Board. As Executive Chairman of the Board, you will report to the Board and have the duties and responsibilities set forth on Attachment A to this letter.

CLARCOR and you previously entered into an Employment Agreement dated December 17, 2000 (as amended by amendments on January 19, 2008 and on December 29, 2008), and a Change in Control Agreement dated December 29, 2008. Each such Agreement provides for an “Employment Period”. By this letter, you agree that the “Employment Period” under each of your Employment Agreement and your Change in Control Agreement will terminate on November 30, 2012. In all other respects, the terms of your Employment Agreement and your Change in Control Agreement will remain in full force and effect.

If this letter is satisfactory and sets forth our mutual agreement, please signify your acceptance below. As always, the Board and the entire CLARCOR team are grateful for your contributions to our continuing success.

/s/ Robert Jenkins
Robert Jenkins, by power of the
Board of Directors

Accepted and Agreed:

/s/ Norman E. Johnson
Norman E. Johnson

840 Crescent Centre Drive, Suite 600
Franklin, Tennessee 37067
(615) 771-3100

Attachment A

Duties of Executive Chairman

•	Participate and drive a seamless transition of duties and responsibilities to the successor Chief Executive Officer

•
Consult with and perform other duties as requested by the Chief Executive Officer from time to time, including maintaining and fostering key customer relationships and key supplier relationships, and serving as CLARCOR's goodwill ambassador with other key stakeholders, such as creditors, consumer groups, local communities, and federal, state and local regulatory agencies

•
Consult with the Chief Executive Officer regarding and oversee mergers and acquisitions activities, including identification of potential opportunities and execution of the mergers and acquisitions transaction process

•	Preside at all meetings of the company's shareholders

•	Schedule and prepare meeting agenda, convene and preside at meetings of the Board of Directors

•	Coordinate Board of Directors administrative procedures consistent with the Company's and the Board's governance practices

•
Assist the Board of Directors in fulfilling the goals it sets by consulting the Director Affairs/Corporate Governance Committee on director committee assignments, and making recommendations to the Board for assignment of specific tasks to members of the Board

•	Assist and consult with the Board of Directors in developing and updating guidelines for the conduct of directors

•
Coordinate and consult with management respecting the preparation and dissemination of documentary materials in support of management's proposals to the Board and the preparation and distribution of proxy materials to stockholders

•	Perform such other duties as from time to time prescribed by the Board of Directors and consistent with the By-Laws

840 Crescent Centre Drive, Suite 600
Franklin, Tennessee 37067
(615) 771-3100